NYSE Arca, Inc. (the 'Exchange') hereby notifies the SEC of its intention to remove the following securities issued by Rydex ETF Trust (the 'Company') from listing and registration on the Exchange upon the effective date of this Form 25:

Rydex Inverse 2x S&P 500 ETF (suspended: 3/18/2013) symbol: RSW

Rydex 2x S&P 500 ETF (suspended: 3/18/2013) symbol: RSU

Rydex S&P SmallCap 600 Equal Weight ETF (suspended: 3/18/2013) symbol: EWSM

Rydex S&P MidCap 400 Equal Weight ETF (suspended: 3/18/2013) symbol: EWMD

Rydex MSCI EAFE Equal Weight ETF (suspended: 3/18/2013) symbol: EWEF


This action is being taken pursuant to the provisions of Rule 12d2-2(a)(1), as NYSE Regulation has been notified that the issuer has liquidated the securities listed above. Accordingly, trading in each issue was suspended before the opening on the dates specified above.